EXHIBIT 3.1
              CERTIFICATE OF SECRETARY

                      OF

               EXCEL INDUSTRIES, INC.


     I, Joseph A. Robinson, certify that I am the duly elected Secretary of Excel Industries, Inc., a corporation organized and existing under the laws of the State of Indiana (hereinafter the "Corporation"), and that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors in accordance with law and the Code of By-Laws of the Corporation on April 17, 1997, and that such resolutions have not been rescinded or modified:
RESOLVED, that the Board of Directors of Excel Industries, Inc. hereby amends the Code of By-Laws of the Corporation as follows:

1.   Article VII, Section 8 is hereby amended to read as follows:

     Section 8. Special Meetings, for any purpose or purposes (unless otherwise prescribed by law), may be called by the Board or the Chairman of the Board or the President, and shall be called by the President or any Vice President at (a) the request in writing of a majority of the Board or (b) at the written demand delivered to the Secretary by shareholders ("Demanding Shareholders") holding of record not less than a majority of the voting power of all the shares of the Corporation issued and outstanding and entitled by the Articles of Incorporation of the Corporation, as the same may, from time to time, be amended, to vote on the business proposed to be transacted at the meeting; provided however that, for purposes of calculating the number of shares held by the Demanding Shareholders, only shares of the Demanding Shareholders which have been beneficially owned or held of record by the holders thereof for at least three (3) years shall be included. All requests or demands for Special Meetings shall state the purpose or purposes thereof, and the business transacted at such Meeting shall be confined to the purposes stated in the call and matters germane thereto. Notice of any Special Meeting called at the written demand of shareholders shall be delivered or mailed within sixty days of the Secretary's receipt of such demand.

     2.   Article VIII is hereby further amended by adding the
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following Sections 13 and 14:

     Section 13. At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting given in accordance with Section 9 of this Article VIII, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the Chairman of the Board, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Corporation, not later than the earlier of (x) 270 days after the adjournment of the next preceding annual meeting or (y) the close of business on the seventh day following the date on which notice of the meeting is formally given to shareholders. A shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the Corporation's stock records, of the shareholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business. Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 13. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the by-laws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

     Section 14. Nominations of persons for election to the board of directors of the Corporation may be made at any meeting of shareholders by or at the direction of the board of directors or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting. Shareholder nominations shall be made pursuant to timely notice given in writing to the Secretary of the Corporation in accordance with Section 13 of this Article VIII. Such shareholder's notice shall set forth, in addition to the information required by Section 13, as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation which are beneficially owned by such
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person,(d) any other information relating to such person that would be required to be disclosed in solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to being named as a nominee and to serving as a director, if elected), and (e) the qualifications of the nominee to serve as a director of the Corporation. No shareholder nomination shall be required to be included in any proxy solicitation on behalf of the board of directors. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section
14. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the by-laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


Dated this 11th day of August, 1997.



                              s/Joseph A. Robinson
                              Joseph A. Robinson
                              Secretary